UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2020

Graco Inc.
(Exact name of registrant as specified in charter)

Minnesota	001-09249	41-0285640
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88 – 11th Avenue Northeast
Minneapolis,	Minnesota	55413
(Address of principal executive offices)		(Zip Code)

(612)	623-6000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GGG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 29, 2020, Graco Inc. (the “Company”) entered into a Master Note Agreement (the “Note Agreement”) with NYL Investors LLC (“New York Life”) setting forth certain terms on which the Company may issue, and affiliates of New York Life (the “Purchasers”) may purchase, up to $200 million of the Company’s senior notes (the “Shelf Notes”).

No Shelf Notes have been issued in connection with execution of the Note Agreement. The Company may request that the Purchasers purchase Shelf Notes from time to time on or before January 29, 2023. The Purchasers may accept the Company’s request and purchase such Shelf Notes, subject to the Company’s satisfaction of certain conditions set forth in the Note Agreement, including, without limitation, payment of an issuance fee to New York Life. Nothing in the Note Agreement obligates the Company to issue or any Purchaser to purchase any Shelf Notes.

Shelf Notes may bear interest, to be determined at the time of issuance of such Shelf Notes, at a fixed rate or a floating rate at the option of the Company, provided that the maximum aggregate principal amount of Shelf Notes bearing interest at a floating rate at any one time outstanding may not exceed $100 million.

The interest payment period and maturity applicable to a series of Shelf Notes is to be set forth in the Shelf Notes. Shelf Notes may be subject to required prepayments, as determined at the time of issuance. The Company may make optional prepayments of the Shelf Notes, subject to certain limitations and the requirement to pay an additional yield-maintenance amount, prepayment premium, and breakage amount (if any) in connection therewith. Upon a change of control, the holders of the Shelf Notes have the right to require the Company to prepay the Shelf Notes, including an additional yield-maintenance amount.

The Company is restricted in its borrowings and in general under the Note Agreement by certain financial covenants. The Company is required to maintain a cash flow leverage ratio of not more than 3.50 to 1.00 as of the end of any fiscal quarter of the Company (unless a permitted acquisition for which the purchase consideration equals or exceeds $200 million has been consummated during the period of the four quarters ending with such fiscal quarter, in which case, not more than 4.00 to 1.00, subject to certain requirements) and an interest coverage ratio of not less than 3.00 to 1.00 for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter of the Company (unless a permitted acquisition for which the purchase consideration equals or exceeds $200 million has been consummated during the period of the four quarters ending with such fiscal quarter, in which case, not less than 2.50 to 1.00, subject to certain exceptions). The Note Agreement also contains customary representations, warranties and covenants applicable to the Company and its subsidiaries. The Note Agreement includes customary default provisions that include a default for the Company’s default on other debt exceeding $25 million. In the event that the Company refinances its existing senior credit facility and the financial covenants or the event of default for defaults on other debt are more restrictive on the Company than the existing senior credit facility, the Note Agreement shall be amended automatically to include such covenant or default. If an event of default occurs, all outstanding obligations may become immediately due and payable.

The foregoing description of the Note Agreement and the Shelf Notes does not purport to be complete and is qualified in its entirety by reference to such documents, forms of which are filed as Exhibit 10.1 hereto and are incorporated by reference in this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

10.1	Master Note Agreement, dated January 29, 2020, among Graco Inc., NYL Investors LLC, and the purchasers party thereto, which includes as exhibits the form of Shelf Notes.

104	Cover Page Interactive Data File (included within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.

Date:	February 3, 2020	By:	/s/ Karen Park Gallivan
Karen Park Gallivan
Its: Executive Vice President, General Counsel and Corporate Secretary